SurePure Investment Holding AG Announces the Closing of Share Exchange with SurePure, Inc.

December 12, 2012. SurePure Investment Holding AG (SurePure or the Company) today announced the closing of its share exchange with SurePure, Inc. (OTCBB: SURP). As a result of the share exchange, SurePure and its subsidiaries have become subsidiaries of SURP and the business of SURP has become the business of SurePure.

SurePure's liquid photo-purification technology purifies turbid liquids including milk, beer, fruit juice, wine, carbonated beverages and a variety of industrial applications. SurePure's patented technology uses a specific band of ultraviolet light to provide a green alternative to heat and chemicals in the purification of turbid liquids.

SurePure’s technology enables the food and beverage industry to increase the quality and food product safety while reducing operating costs through energy-saving efficiencies. The Company has received indications of interest from US dairy producers relative to participation in FDA commercial trial programs. The process of submission to European regulatory authorities for dairy Novel Foods acceptance is underway in cooperation with commercial partners. The Company continues to make progress with commercializing its technology across a number of industries.

SurePure's technology has been positively tested by the following Research Institutions: University of Wisconsin, UC Davis Veterinary Training and Research Center, California Polytechnic, Cornell University, Queens College, Belfast, Northern Ireland, University Stellenbosch, South Africa and the University of Western Cape, South Africa.

The share exchange transaction is the subject of a Current Report on Form 8-K as filed by SURP with the Securities and Exchange Commission. The Current Report includes information with respect to the percentage ownership of SURP by the former shareholders of SurePure. "We are pleased to announce the completion of the share exchange transaction with SURP as this now opens a new chapter as a fully reporting issuer and publicly traded company," stated SurePure CEO Guy Kebble. “The conclusion of the share exchange provides SurePure with better access to capital markets allows us to continue to develop and fully commercialise our business with concomitant growth in shareholder value.”

Forward-Looking Statements

Information in this news release may contain statements about future expectations, plans, prospects or performance of SURP that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements. Any forward-looking information provided by or on behalf of SURP is not a guarantee of future performance. SURP’s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond the control of SURP. In addition to those discussed in SURP press releases and public filings and statements by SURP management, factors that could materially affect these forward-looking statements and/or predictions, SURP’s estimate of the sufficiency of its existing capital resources, SURP’s ability to raise additional capital to fund future operations of SURP , ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities, and in identifying contracts which match SURP’s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. SURP does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact:

Jeff Ramson

Proactive Capital Group, LLC.

212-863-6341

jramson@proactivecapitalgroup.com